AMENDMENT TO EXECUTIVE AGREEMENT

This Amendment, dated as of August 4, 2015, amends the Amended and Restated Executive Agreement dated as of May 7, 2010 by and between PTC Inc. (f/k/a Parametric Technology Corporation), a Massachusetts corporation (the “Company”), and James Heppelmann (the “Executive”), as amended by amendments dated as of November 18, 2011 and May 13, 2013 by and between the Company and the Executive (together, the “Executive Agreement”).

WHEREAS, the Executive and the Company wish to amend certain terms and conditions of the Executive Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree to amend the Executive Agreement as follows:

1.           Amend Section 1 to add a new definition 1(i) to read as follows:

“(i)           “Equity Award” means any stock option, stock appreciation right, restricted stock unit or restricted stock award or other equity award issued under any Stock Plan.”

2.           Replace Section 3 in its entirety with a new Section 3 to read as follows:

“3.           Termination of Employment without Cause.

If the Company terminates the Executive’s employment without Cause, other than a termination constituting a Change in Control Termination or a termination due to his Disability, the Executive shall be entitled to the following:

(a)           payment of (i) his base salary, paid bi-weekly, for a two-year period commencing on the termination date, such salary to be paid at a rate equal, on an annualized basis, to the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six-month period immediately preceding the termination date, and (ii) an aggregate amount equal to two times the target annual cash incentive award for which the Executive is eligible for the fiscal year in which the termination date occurs, paid in equal bi-weekly installments for a two-year period commencing on the termination date, the first payment of which shall (x) be made within forty-five (45) days following the termination date, and (y) include all amounts then due under this clause (a) that have not yet been paid; and

(b)           continued participation in the Company’s medical, dental, vision and basic life insurance benefit plans (the “Benefit Plans”), subject to the terms and conditions of the respective plans and applicable law, for a period of two years following the termination date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of his eligibility under such plan.”

3.           Replace Section 4(a) in its entirety with a new Section 4(a) to read as follows:

“(a)           Equity Awards.  Effective upon a Change in Control that occurs during the Executive’s employment, and except as provided in any Equity Award that excludes such Equity Award from the effects of this Section 4, the following shall occur:

(i)           any performance criteria applicable to any Equity Award held by the Executive shall be deemed to have been met in full at the target level (which deemed performance will not affect any time-based vesting schedule for such Equity Award); and

(ii)           each outstanding Equity Award held by the Executive shall be deemed amended automatically to provide that, notwithstanding any provision of any Stock Plan, no outstanding Equity Award held by the Executive may be terminated or forfeited without the Executive’s written consent (provided that this shall not prevent termination of (A) any unvested portion thereof that is terminated or forfeited upon termination of the Executive’s employment as provided in any agreement or certificate executed in connection with any such Equity Award, (B) a stock option the termination of which is covered by Section 8(i) of the Company’s 2000 Equity Incentive Plan, or (C) an Equity Award upon payment of a cash payment with a Fair Market Value (as defined in the applicable Stock Plan) equal to the amount that would have been received upon the exercise or payment of the Equity Award had the Equity Award been exercised or paid upon the Change in Control)..

The foregoing notwithstanding, this Section 4(a) shall not apply to any Equity Award granted to the Executive as an incentive bonus under any of the Company’s short-term incentive programs which are subject to performance criteria with a performance period of one year or less and time-based vesting with an original vesting term of less than fifteen (15) months (collectively, “Bonus Equity”), which shall be treated as provided in Section 4(b)(ii).”

4.           Replace Section 5 in its entirety with a new Section 5 to read as follows:

“Effective upon a termination of the Executive’s employment due to Executive’s death or by the Company due to the Executive’s Disability, except as provided in any Equity Award that excludes such Equity Award from the effects of this section, all performance criteria applicable to any Equity Awards held by the Executive shall be deemed to have been met in full at the target level and all Equity Awards held by the Executive shall immediately become vested, unrestricted and exercisable or distributable in full at the target level; provided that this Section 5 shall not apply to any Bonus Equity.”

5.           Replace Section 8 in its entirety with a new Section 8 to read as follows:

“8.           Term.

Unless the Executive’s employment is earlier terminated, this Agreement shall continue in effect until 11:59 p.m. on September 30, 2016 and shall automatically renew thereafter on an annual basis for additional twelve-month terms unless either party provides written notice to the other party of non-renewal at least ninety (90) days prior to the expiration of the then current term.  If a Change in Control occurs while this Agreement is in effect, the term of this Agreement shall automatically be extended to the third anniversary of the Change in Control.  Upon the termination of this Agreement, the respective rights and obligations of the parties shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.”

In all other respects, the Executive Agreement shall remain in full force and effect.

EXECUTED as of the date first written above.

PTC INC. By: /s/ Barry Cohen Barry Cohen Executive Vice President, Strategy	JAMES HEPPELMANN /s/ James Heppelmann